FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE. SEE INSTRUCTION 1(b)

[ ] FORM 3 HOLDINGS REPORTED

[X] FORM 4 TRANSACTIONS REPORTED

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1. Name and Address of            2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Persons to Issuer
   Reporting Person*                                                                             (Check all applicable)

FAIRFAX FINANCIAL                    ZENITH NATIONAL INSURANCE CORP. (ZNT)          ___  Director            _X_  10% Owner
HOLDINGS LIMITED                                                                    ___  Officer             ___  Other
                                                                                         (give title below)       (specify below)

(Last)    (First)    (Middle)     3. IRS or Social         4. Statement for               ____________________________________
                                     Security Number of       Month/Year
                                     Reporting Person
                                     (Voluntary)              December 31, 1999

95 Wellington Street West, Suite 800                       5. If Amendment,        7. Individual or Joint/Group Filing  (Check
                                                              Date of Original        Applicable Line)
          (Street)                                            (Month/Year)
                                                                                   ___  Form filed by One Reporting Person
Toronto, Ontario, Canada M5J 2N7                                                   _X_  Form filed by More than One Reporting Person
(City)       (State)      (Zip)
                                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security              2. Trans-    3. Trans-      4. Securities           5. Amount of       6. Owner-     7. Nature of
   (Instr. 3)                        action       action         Acquired (A)            Securities         ship          Indirect
                                     Date         Code           or Disposed of (D)      Beneficially       Form:         Beneficial
                                                                 (Instr. 3, 4 and 5)     Owned at           Direct        Ownership
                                     (Month/                                             End of Issuer's    (D) or
                                     Day/                                                Fiscal Year        Indirect
                                     Year)                                               (Instr. 3 and      (I)
                                                                                                            (Instr. 4)    (Instr. 4)
                                                                         (A)
                                                                          or
                                                 Code           Amount   (D)   Price
Common Stock                         12/7/99      P4             5,000    A   $19.938        10,000          I          Held by
                                     12/8/99      P4             3,000    A   $19.688                                   The North
                                     12/9/99      P4             2,000    A   $19.500                                   River
                                                                                                                        Insurance
                                                                                                                        Company

Common Stock                                                                              3,287,223          I          Held by TIG
                                                                                                                        Insurance
                                                                                                                        Company

Common Stock                                                                              3,287,222          I          Held by
                                                                                                                        United
                                                                                                                        States Fire
                                                                                                                        Insurance
                                                                                                                        Company

Common Stock                                                                                 86,154          I          Held by
                                                                                                                        Hamblin
                                                                                                                        Watsa
                                                                                                                        Investment
                                                                                                                        Counsel Ltd.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 5 (CONTINUED) TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or  3. Transaction  4. Transaction  5. Number of      6. Date Exer-   7. Title and Amount
   Security (Instr. 3)     Exercise Price    Date (Month/    Code            Derivative        cisable and     of Underlying
                           of Derivative     Day/Year)       (Instr. 8)      Securities        Expiration      Securities
                           Security                                          Acquired (A)      Date (Month/    (Instr. 3 and 4)
                                                                             or Disposed        Day/Year)
                                                                             of (D) (Instr.
                                                                             3, 4 and 5)

                                                                              (A)     (D)     Date    Expira-           Amount or
                                                                                              Exer-   tion              Number of
                                                                                              cisable Date      Title   Shares













8. Price of    9. Number of     10. Ownership Form   11. Nature of
   Derivative     Derivative        of Derivative        Indirect
   Security       Securities        Security: Direct     Beneficial
   (Instr. 5)     Beneficially      (D) or Indirect      Ownership
                  Owned at End      (I) (Instr. 4)       (Instr. 4)
                  of Year
                  (Instr. 4)









Explanation of Responses:               FAIRFAX FINANCIAL HOLDINGS LIMITED

* Intentional misstatements or       /s/ Eric P. Salsberg       February 9, 2000
  omissions of facts constitute   --------------------------    ----------------
  Federal Criminal Violations.    * Name:  Eric P. Salsberg           Date
  See 18 U.S.C. 1001 and 15         Title: Vice President
  U.S.C. 78ff(a).

Note: File three copies of this
      Form, one of which must
      be manually signed. If
      space provided is
      insufficient,  see
      Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            REPORTING PERSONS WHO ARE
                         BENEFICIAL OWNERS IN THE GROUP

                      (IN ADDITION TO THE DESIGNATED FILER,
                       FAIRFAX FINANCIAL HOLDINGS LIMITED)


                                                                                 DATE OF EVENT
REPORTING PERSON        ADDRESS                     ISSUER (SYMBOL)           REQUIRING STATEMENT   SIGNATURE OF REPORTING PERSON
----------------        -------                     ---------------           -------------------   -----------------------------
                                                                              12/07/1999            BY:       /s/ Dennis J. Hammer
THE NORTH RIVER         305 Madison Avenue          ZENITH NATIONAL           12/08/1999                    ------------------------
INSURANCE COMPANY       P.O. Box 1943               INSURANCE CORP. ("ZNT")   12/09/1999            NAME:   Dennis J. Hammer
                        Morristown, New Jersey                                                      TITLE:  Vice President
                        07960 - 1943

TIG INSURANCE COMPANY   5205 North O'Connor Blvd.   ZENITH NATIONAL           6/25/1999
                        Suite W-200                 INSURANCE CORP. ("ZNT")                         BY:       /s/ Courtney Smith
                        Irving, Texas                                                                       ------------------------
                        75039                                                                       NAME:   Courtney Smith
                                                                                                    TITLE:  President


UNITED STATES FIRE      305 Madison Avenue          ZENITH NATIONAL           6/25/1999             BY:       /s/ Denis J. Hammer
INSURANCE COMPANY       P.O. Box 1943               INSURANCE CORP. ("ZNT")                                -------------------------
                        Morristown, New Jersey                                                      NAME:   Denis J. Hammer
                        07960 - 1943                                                                TITLE:  Vice President



HAMBLIN WATSA          95 Wellington Street West    ZENITH NATIONAL            6/25/1999            BY:       /s/ V. Prem Watsa
INVESTMENT COUNSEL     Suite 800                    INSURANCE CORP. ("ZNT")                               -------------------------
LTD.                   Toronto, Ontario, Canada                                                     NAME:  V. Prem Watsa
                       M5J 2N7                                                                      TITLE: Vice President
